Exhibit 14 (1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Registration Statement on Form N-14 of Fidelity Financial Trust of our report dated January 12, 2024, relating to the financial statements and financial highlights, which appears in Fidelity Equity Dividend Income Fund’s Annual Report on Form N-CSR for the year ended November 30, 2023. We also consent to the references to us under the headings “Representations and Warranties of the Acquiring Fund”, “Additional Information About the Funds” and “Experts” in such Registration Statement and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information dated January 29, 2024 for Fidelity Equity Dividend Income Fund, which are also incorporated by reference in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
December 18, 2024